Exhibit 99.1

Investor Contact: Sharon Merrill Associates (617) 542-5300 trr@investorrelations.com	Company Contact: Thomas W. Bennet, Jr., CFO (978) 970-5600 tbennet@trcsolutions.com

TRC ANNOUNCES SECOND-QUARTER FISCAL 2009
FINANCIAL RESULTS

Lowell, MA, February 4, 2009 - TRC Companies, Inc. (NYSE: TRR), a recognized leader in engineering, consulting, and construction management services for the energy, environmental, and infrastructure markets, today announced financial results for the fiscal second quarter ended December 26, 2008.

Second-Quarter Results

For TRC’s second quarter of fiscal 2009, gross revenue was $113.9 million compared with $110.9 million for the second quarter of fiscal 2008.  Net service revenue for the second quarter was $61.6 million compared with $66.3 million for the second quarter in the prior year.  The Company believes net service revenue, rather than gross revenue is the most relevant indicator of TRC’s revenue performance.

Under applicable accounting rules, TRC is required to periodically evaluate the level of goodwill and intangible assets on its balance sheet.  As a result of that analysis, the Company recorded a non-cash goodwill and intangible asset impairment charge of $21.4 million in the second quarter of fiscal 2009.  Consequently, the net loss for the fiscal second quarter 2009 was $20.4 million, or $1.06 per common share, compared with a net loss of approximately $450,000, or $0.02 per common share, for the comparable period of last year.  The net loss for the second quarter of fiscal 2009 also includes the benefit of a $1.0 million federal income tax refund and related interest due to an amendment of a prior year federal tax return.  Excluding the non-cash goodwill and intangible asset impairment charge and the income tax refund, TRC would have generated net income for the second quarter of fiscal 2009 of approximately $39,000.

Results for Six Month Period Ended December 26, 2008

For the six months ended December 26, 2008, gross revenue was $228.9 million compared with $234.6 million for the comparable period of the prior fiscal year.  Net service revenue for the period was $127.5 million compared with $137.6 million for the

TRC

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Telephone 978-970-5600  •  Fax 978-453-1995

same period in the prior year.

The net loss for the six month period was approximately $19.3 million, or $1.01 per common share, compared with a net loss of approximately $88.1 million, or $4.74 per common share, for the comparable period of last year.  The net loss for the first six months of fiscal 2009 also includes the benefit of a $1.0 million federal income tax refund and related interest as described in the second quarter results.  Excluding the non-cash goodwill and intangible asset impairment charge and the tax refund, TRC would have recorded net income for the first six months of fiscal 2009 of $1.1 million, or $0.06 per diluted common share.  The net loss for the first six months of the prior fiscal year included $88.8 million in non-cash charges for goodwill impairment and provision of a full valuation allowance against net deferred tax assets. Excluding the effect of those non-cash charges, TRC would have generated net income of $0.7 million for the first six months of fiscal 2008.

Comments on the Results

“Our second-quarter results demonstrate the significant improvements we have made in our core businesses,” said Chairman and Chief Executive Officer Chris Vincze.  “Our results also illustrate that our turnaround plan is working, even in a challenging macroeconomic environment.”

“Although the size of the non-cash goodwill and intangible asset impairment charge taken in the second quarter is significant, it has no impact on the Company’s operations,” said Vincze.  “The impairment charge does not affect our liquidity, bank covenants, or our ability to generate income and cash.  TRC’s business has continued to perform well, and, excluding the tax refund and non-cash impairment charge, the fiscal second quarter would have been the Company’s second consecutive profitable quarter.”

“We continued to see healthy demand for many of our services, particularly for energy related projects,” said Vincze.  “While economic turbulence has created some near-term uncertainty in our environmental and infrastructure markets, we remain cautiously optimistic about the overall level of activity we are experiencing.  We continue to focus our resources and expand our presence where demand for our services is highest.  Overall, our net service revenue backlog of approximately $270 million at the end of the second quarter indicates a healthy platform for generating revenue during the remainder of the fiscal year.”

Business Outlook

“Although we anticipate a challenging economy in calendar year 2009, we believe that demand for our services will not significantly deteriorate, particularly in the energy and environmental businesses,” said Vincze.  “Our focus will continue to be on improving project performance, reducing expenses, increasing operating margins and delivering positive operating cash flow.”

“TRC serves attractive markets with positive medium- and long-term potential,” said Vincze.  “Despite the global economic slowdown, all of TRC’s core service capabilities are supported by highly favorable supply and demand megatrends.  Renewable energy, transmission reliability, and energy efficiency all represent areas of significant opportunity for TRC.  In the environmental space, we expect that an increased regulatory focus on emissions of concern, coupled with climate change and “greening” initiatives will provide TRC with additional prospects for growth.  The need to replace the nation’s aging infrastructure also will create substantial growth opportunities, especially as the new administration’s proposed stimulus package is finalized by Congress.  In addition, we believe there is demand for bundled services like our RE Power offering that incorporates our energy and environmental services.  Our customers’ early response to this new TRC offering has been promising.”

“TRC’s three-year turnaround plan is on track to conclude by the end of fiscal 2009,” said Vincze.  “During the second half of fiscal 2009, we plan to design and implement a new strategic program focused on maximizing our performance in light of the turbulent economy.  Despite TRC’s leaner cost structure today, we believe further cost-reduction opportunities remain.  We plan to eliminate expenses in a number of areas prior to the end of fiscal 2009, leading to approximately $3 million in additional annualized savings.  Also, due to the specialized nature of the services we offer, we will continue adapting our businesses to the changing market conditions.”

“Our ability to execute and perform to our business plan, even during a deteriorating economy, is encouraging,” said Vincze.  “We continue to seek and hire top-quality personnel.  We expect the strengthening of our talent pool will not only help us execute key projects but will also help us accommodate the new projects we anticipate over the next several years.  We are confident that the actions we have taken during the past three years have stabilized the Company and will help our business weather the economic headwinds we will face in the coming months.”

Conference Call Information

The Company will broadcast its second-quarter fiscal 2009 financial results conference call tomorrow, Thursday, February 5, at 9:00 a.m. ET.  Those who wish to listen to the conference call should visit the “Investor Center” section of TRC’s website at www.TRCsolutions.com. The call also may be accessed by dialing (877) 407-5790 or (201) 689-8328 prior to the start of the call.  For interested individuals unable to join the live conference call, a webcast replay will be available on the Company’s website.

About TRC

TRC creates and implements sophisticated and innovative solutions to the challenges facing America’s environmental, energy, and infrastructure markets and is a leading provider of technical, financial, risk management, and construction services to commercial and government customers across the country. For more information, visit TRC’s website at www.TRCsolutions.com.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as “may,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” or other words of similar import. You should consider statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance; the uncertainty of our operational and growth strategies; regulatory uncertainty; the availability of funding for government projects; the level of demand for our services; product acceptance; industry-wide competitive factors; the ability to continue to attract and retain highly skilled and qualified personnel; recent changes in our  senior management; the results of outstanding litigation; risks arising from either failure to identify, or from identified material weaknesses in our internal controls over financial reporting or our inability to effectively remedy such weaknesses; our inability to comply with the terms of our credit facility and our lenders’ future unwillingness to waive our noncompliance; and general political or economic conditions.

Furthermore, market trends are subject to changes which could adversely affect future results. See additional discussion in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, Quarterly Reports on Form 10-Q, and other factors detailed from time to time in our other filings with the Securities and Exchange Commission.

TRC COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 26,	December 28,	December 26,	December 28,
	2008	2007	2008	2007
Gross revenue	$113,869	$110,932	$228,862	$234,586
Less subcontractor costs and other direct reimbursable charges	52,312	44,675	101,381	97,006
Net service revenue	61,557	66,257	127,481	137,580

Interest income from contractual arrangements	612	1,007	1,390	2,078
Insurance recoverables and other income	13,273	17	13,562	1,545

Operating costs and expenses:
Cost of services	62,763	56,137	116,300	116,058
General and administrative expenses	8,895	7,830	17,516	16,651
Provision for doubtful accounts	874	695	1,674	1,505
Goodwill and intangible asset write-offs	21,438	—	21,438	76,678
Depreciation and amortization	1,859	2,024	3,768	4,126
	95,829	66,686	160,696	215,018
Operating (loss) income	(20,387)	595	(18,263)	(73,815)
Interest expense	846	971	1,733	1,994
Loss from operations before taxes, minority interest and equity in losses	(21,233)	(376)	(19,996)	(75,809)
Federal and state income tax (benefit) provision	(850)	101	(668)	12,338
Minority interest	—	30	—	57
Loss from operations before equity in losses	(20,383)	(447)	(19,328)	(88,090)
Equity in losses from unconsolidated affiliates	—	—	—	(12)
Net loss	$(20,383)	$(447)	$(19,328)	$(88,102)

Basic and diluted loss per common share	$(1.06)	$(0.02)	$(1.01)	$(4.74)

Weighted-average shares outstanding:
Basic	19,262	18,706	19,196	18,577
Diluted	19,262	18,706	19,196	18,577

TRC COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(Unaudited)

	December 26,	June 30,
	2008	2008
ASSETS
Current assets:
Cash and cash equivalents	$5,664	$1,306
Accounts receivable, less allowance for doubtful accounts	113,999	124,202
Insurance recoverable - environmental remediation	22,100	9,028
Income taxes refundable	1,300	532
Restricted investments	28,138	32,213
Prepaid expenses and other current assets	17,592	16,461
Total current assets	188,793	183,742

Property and equipment, at cost	49,618	55,595
Less accumulated depreciation and amortization	34,771	37,380
	14,847	18,215
Goodwill	35,119	54,465
Investments in and advances to unconsolidated affiliates and construction joint ventures	531	548
Long-term restricted investments	56,507	76,216
Long-term prepaid insurance	49,423	51,081
Other assets	10,815	13,052
Total assets	$356,035	$397,319

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$30,737	$27,366
Accounts payable	47,928	55,519
Accrued compensation and benefits	26,280	24,914
Deferred revenue	41,966	40,161
Environmental remediation liabilities	914	1,473
Other accrued liabilities	46,637	41,546
Total current liabilities	194,462	190,979
Non-current liabilities:
Long-term debt, net of current portion	5,578	11,944
Long-term income taxes payable	949	910
Long-term deferred revenue	107,869	127,846
Long-term environmental remediation liabilities	7,707	7,969
Total liabilities	316,565	339,648

Commitments and contingencies
Shareholders’ equity:
Capital stock:
Preferred, $.10 par value; 500,000 shares authorized, no shares issued and outstanding	—	—
Common, $.10 par value; 30,000,000 shares authorized, 19,337,838 and 19,334,356 shares issued and outstanding, respectively, at December 26, 2008, and 19,093,555 and 19,090,073 shares issued and outstanding, respectively, at June 30, 2008	1,934	1,909
Additional paid-in capital	154,720	153,259
Accumulated deficit	(116,854)	(97,526)
Accumulated other comprehensive (loss) income	(297)	62
Treasury stock, at cost	(33)	(33)
Total shareholders’ equity	39,470	57,671
Total liabilities and shareholders’ equity	$356,035	$397,319